Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291984

Prospectus Supplement No. 13

(To Prospectus dated December 5, 2025, as supplemented by

Prospectus Supplement No. 1 dated December 19, 2025

Prospectus Supplement No. 2 dated January 8, 2026

Prospectus Supplement No. 3 dated February 3, 2026

Prospectus Supplement No. 4 dated February 4, 2026

Prospectus Supplement No. 5 dated February 20, 2026

Prospectus Supplement No. 6 dated March 11, 2026

Prospectus Supplement No. 7 dated April 14, 2026

Prospectus Supplement No. 8 dated April 15, 2026

Prospectus Supplement No. 9 dated May 1, 2026

Prospectus Supplement No. 10 dated May 1, 2026

Prospectus Supplement No. 11 dated May 15, 2026

Prospectus Supplement No. 12 dated May 29, 2026)

CERO THERAPEUTICS HOLDINGS, INC.

729,596,950 Shares of Common Stock

This prospectus supplement no. 13 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 5, 2025 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-291984). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on June 26, 2026 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is traded on OTCQB under the symbol “CERO” and our public warrants is traded on OTCID under the symbol “CEROW,” respectively. On June 25, 2026, the last quoted bid price of our common stock as reported on OTCQB was $0.0100 per share and the last quoted bid price of our public warrants as reported on OTCID was $0.0015 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2026

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	81-4182129
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	None
Warrants, each warrant exercisable for one two-thousandths of a share of Common Stock	CEROW	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 23, 2026, CERo Therapeutics Holdings, Inc., a Delaware corporation (the “Company”) entered into an amended and restated promissory note (the “Note”) with SRX Health Solutions, Inc. (“Lender”), which amends and restates in its entirety that certain promissory note issued by the Company in favor of the Lender on May 28, 2026 (the “Original Note”). Pursuant to the Note, the Company may borrow, from time to time thereunder, up to a maximum aggregate amount not to exceed a sum of $1,413,600 (the “Maximum Loan Amount”). Of the Maximum Loan Amount, $750,000 was funded pursuant to the Original Note, and an additional $663,600 was funded on June 23, 2026. The Note bears interest at a rate of 10% per annum, matures on May 28, 2027, and is convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). At any time after the issuance of the Note, the Lender, at its option, is entitled to convert all or any lesser portion of the outstanding principal amount and accrued but unpaid interest into Common Stock at a conversion price equal to the lesser of (i) $0.05 and (ii) 80% of the average of the 5 (five) lowest intraday trading prices during the 20 (twenty) days prior to the day that the Lender requests conversion, unless otherwise modified by mutual agreement between the parties, subject to certain adjustments and limitations, including a beneficial ownership limitation of 4.99%.

Pursuant to the terms of the Note, the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 or S-3, covering the resale of all of the shares of Common Stock issuable upon the conversion of the Note.

The issuance of the Note was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder. The Note and the shares of Common Stock issuable upon conversion thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The foregoing description of the Note is qualified in its entirety by reference to the full text of such document, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The issuance of the Note was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act, for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the Notes was based upon the following factors: (a) the issuance of the Note was an isolated private transaction by us which did not involve a public offering; (b) the Lender is an accredited investor; (c) the Company did not engage in general solicitation or advertising in connection with the issuance; and (d) the Lender represented that, among other things, it was acquiring the securities for investment purposes only and not with a view to distribution, it has received information about the Company necessary to make an informed investment decision, and the Lender is capable of evaluating the merits and risks of its investment. Any shares of Common Stock issuable upon conversion of the Note will be issued in reliance on the exemption from registration provided by Section 3(a)(9) or Section 4(a)(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Amended and Restated Note (June 2026).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2026	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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